UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2009

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
100 Crescent Court, Suite 700
Dallas, TX 75201
(Address of principal executive offices)
Registrant’s telephone number, including area code (214) 459-2770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Closing of the Sale of the North American Commercial Services Business
          On April 17, 2009, BearingPoint, Inc. (the “Company”) and certain of its subsidiaries entered into an Asset Purchase Agreement with PricewaterhouseCoopers LLP (“PwC”) pursuant to which the Company agreed to sell a substantial portion of its assets related to its North American Commercial Services business unit, including Financial Services (collectively, the “CS Business”), to PwC, and PwC agreed to assume certain liabilities associated with these assets (the “PwC U.S. Transaction”). In addition, affiliates of PwC also entered into definitive agreements to purchase the equity interests of BearingPoint Information Technologies (Shanghai) Limited (“BearingPoint China GDC”), a subsidiary of the Company that operates a global development center in China (the “PwC China Transaction”), and certain assets of a separate global development center in India (the “PwC India Transaction,” and together with the PwC U.S. Transaction and the PwC China Transaction, the “PwC Commercial Services Transaction”).
          On April 27, 2009, the Bankruptcy Court approved bidding procedures in connection with an auction of all or substantially all of the assets of the CS Business and BearingPoint China GDC (the “Auction”). The Auction was held on May 27, 2009 and concluded on May 28, 2009. At a hearing on May 28, 2009, the Bankruptcy Court approved PwC as the winning bidder at the Auction. The aggregate purchase price for the PwC Commercial Services Transaction is $44 million (subject to certain contractual adjustments).
          The closing of the PwC U.S. Transaction occurred on June 15, 2009, and, as a result, PwC acquired the CS Business. The purchase price for the PwC U.S. Transaction was $39 million.
          The Company anticipates that the PwC China Transaction and the PwC India Transaction will close within the next several months; however, there can be no assurance that such transactions will be completed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2009	BearingPoint, Inc.
	By:	/s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Chief Financial Officer

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